EXHIBIT 10.40

Avago Performance Bonus (“APB”)
FY2012 Plan Document for Executive Employees

Document: Annual Performance Bonus for Executives	Applicability: Executive employees (Division Vice President, Vice President, Senior Vice President, President and Chief Executive Officer (“CEO”))
Approved: September 6, 2011	Effective Date: October 31, 2011
Review date: Annual

Purpose

The purpose and scope of the Avago Performance Bonus (“APB”) Plan Document for Executive Employees is to define the process to award the annual incentive bonus and to ensure the Plan parameters are managed consistently across Avago Technologies (the “Company”).

Introduction

The Company has established the Avago Performance Bonus (“Program”) for eligible executive employees. The objectives of this discretionary Program are to:

▪	Share the success of the Company

▪	Reward employees for outstanding business results

▪	Recognize levels of individual performance multiplier

▪	Foster teamwork

▪	Retain employees
Program Period

Incentive awards under the Program are based on Corporate performance and, where applicable, Business Division or Function performance measured against predetermined targets for each Program period. The Program period begins on the first day of each fiscal year and ends on the last day of the fiscal year.

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Eligibility

Prior to the beginning of each Program period the criteria for participation in the Program will be set by the Compensation Committee of the Company's Board of Directors (the “Compensation Committee”) at its sole discretion.

Conditions of Eligibility: All regular full-time and regular part-time executive employees who are:

•	Not on a Sales Incentive Plan (SIP)

•	Employed before fiscal year fourth quarter

•	Employed on the APB payout date

•	On leave of absence (“LOA”) with eligible earnings during the Program period

Description

The performance results for the Program period are based on a weighting system comprised of Corporate performance and where applicable Business Division/Function performance.

Corporate	Corporate performance for the Program period will be based on the
Performance        attainment of Company targets as defined for the specific fiscal year: Targets are set by the CEO and the Compensation Committee. Attainment measurements and targets are maintained by Finance.

Business Division	Business Division or Function performance for the Program period will be
or Function         based on the attainment of Business Division or Function goals. Goals

Performance	are set by the CEO and the Compensation Committee. Attainment measurements and targets are maintained by Finance.

Program Award	The Program award payout (“Program Award”) for each participant will be

Determination	determined as follows.

Definitions:

1.
Eligible Earnings: Represents base wages paid during the performance period and includes vacation, holiday and sick pay. Eligible earnings exclude disability payments, bonus payments and allowances. Total eligible earnings for the Program period will reflect part-time status, unpaid LOA, hire date or re-hire date.

2.	Attainment %: Payout on performance attainment for each goal between the threshold and the maximum will be determined by a linear formula.

3.
Performance Multiplier: Based on performance each participant, other than the CEO, will be assigned a performance multiplier on a scale of 0.5 to 1.5 by the CEO, subject to the review and approval of the Compensation Committee. In the discretion of the Compensation Committee, the CEO may be assigned a performance multiplier on a scale of 0.5 to 1.5.

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4.
Target Bonus Percent: Percent of eligible earnings that will be paid if the Company and Business Division/Function attainment is 100% of goals. This percent is assigned to each executive function or individual, as determined by the CEO and the Compensation Committee.

Target Bonus Percent is prorated based on eligibility and may be prorated based on a change in an executive's function or position that results in a change in Target Bonus Percentage during the performance period.

Any exceptions require approval from both the CEO and the Compensation Committee

Payout

The fiscal year end payout is made in cash after the end of the fiscal year and is calculated using the payout formula based on:

•	Actual attainment against fiscal year Corporate and Division/Function metrics

•	Current year performance multiplier

Payout formula

Metric	Weight	Threshold	Payout Minimum	Payout Target	Payout Maximum
Revenue Growth	25%	60%[1]	50%	100%	150%
Operating Profit	25%	90%[1]	50%	100%	150%
Business Division or Function Results (includes Direct Expenses)	50%	Division/ Function Specific [2]	50%	100%	150%
1 To be validated by Finance each year.
2 Direct Expenses have a payout range of minimum 80% to maximum 120%

In the event the Compensation Committee elects to assign the CEO a Performance Multiplier greater than 1.0, the Compensation Committee may elect to pay the portion of the CEO's bonus amount that exceeds the bonus amount calculated using a Performance Multiplier of 1.0 in the form of an equity award, instead of paying such amount in cash. The Compensation Committee shall determine the type

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and terms of any such equity award, which award shall be granted under the Company's 2009 Equity Incentive Award Plan.

Policies and Practices

Various considerations may impact the administration and payout of the Program. Such considerations may include, but are not limited to the following:

1.
Program Administration: The Compensation Committee will establish guidelines for the Program in line with corporate strategies and objectives. The Compensation Committee has final authority as to any issues related to the interpretation and the administration of the Program, including the resolution of any unusual circumstances.

2.
Compensation Committee Discretion: The Compensation Committee will set the Program performance targets. The Compensation Committee may, at its sole discretion, at any time alter, amend, suspend or in any other way modify the Program to align with the changing needs of the Company without prior notification to any participant.

3.
Payment Authorization: Employees will be eligible to participate in the APB program period if they are employed before the fiscal year fourth quarter and remain employed on the payout date. All awards must be approved by the CEO and the Compensation Committee. The Program award will be paid in full, as soon as administratively feasible, following the end of a Program period.

4.
Termination: Any employee may be excluded from Program participation, at any time, at the sole discretion of the Compensation Committee. Except as required by applicable law or regulation, in order to receive a Program award payment for the applicable Program period, an employee must be: (1) on the payroll, and (2) an eligible participant of the Program at the time of payout. Except as required by applicable law or regulation, the Company will not seek repayment of a valid bonus payout if the employee terminates employment after payment for the previous performance period.

5.	Pro-rated Payments: Pro-rated payment will be made in cases as set forth below:

•	Position changes from non-sales to sales (on SIP) or from sales (on SIP) to non-

•	sales.

•	Transfer between Business Divisions or Functions during the fiscal year of the performance period.

•	Termination for disability: In the event a participant terminates employment with the

•	Company for disability reasons, such employee will be considered eligible for

•	completed plan periods in which the employee participated.

•	Termination upon death: Upon the death of a participant, the award will be paid along with all other payouts based on eligible earnings during the Program period.
Payment will be made to legal beneficiaries, as designated by the employee and on file with the Company.

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6.
Right of Employment and Payment: Management and the Compensation Committee reserve the right, at their sole discretion, to restrict participation in the Program at any time. Participation under this Program does not affect the employment status of the participant and does not imply continued employment with the Company. Either participant or Company may terminate the employment relationship at any time, for any reason, with or without cause.

Payments made under the Program are not an element of the participant's salary or base compensation (“Compensation”) and shall not be considered as part of such Compensation in the event of severance, redundancy, resignation or any other situation unless required by local law. The granting and receipt of payments under the Program is voluntary and at the Compensation Committee's sole discretion, and does not constitute a claim for further payments regardless of how many times such payments have previously been granted to the participant.

7.
Unfunded Status/Right of Assignment: No assets are reserved for this Program and no person has a right or interest in Company assets as a result of the existence of this Program. No right or interest in the Program may be assigned or transferred, or subject to any lien, directly, by operation of law or otherwise, including without limitation, bankruptcy, pledge, garnishment, attachment, levy or other creditor's process.

8.
Taxes: All awards payable under the Program are taxable as ordinary income in the year of payment and subject to applicable taxes and withholdings. Employees on a temporary relocation are paid and taxed from their home country.

9.
Plan Amendment or Termination: The Compensation Committee may amend or terminate this Program at any time. While the Compensation Committee intends that any amendment or termination would be prospective, the Compensation Committee reserves the right to act retroactively without prior written notice to the participants.

10.
Final Decision: The Compensation Committee will make the final determination as to the eligibility for participation in the Program and any other applicable terms. All decisions made by the Compensation Committee regarding this Program shall be final.

This Program shall be governed by local laws and regulations.

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APPENDIX

Payout Examples at Target:
This example of the fiscal year end payout is based on the following assumptions:

•	Employed full-time during the entire fiscal year

•	Annual Eligible Earnings in local currency is 100,000

•	Performance Multiplier is 1.5 or 150% applies

•	Bonus target is 30%

•	Corporate attainment for the fiscal year is 100%

•	Division attainment is 100%

(Note: The example does not represent actual executive level bonus targets or salaries)

Payment: The fiscal year end payout is made after the end of the fiscal year and is calculated using the formula based on:

•	Actual attainment against fiscal year Corporate and Division/Function metrics

•	Current year performance multiplier

Metric	Weight	Threshold	Payout Minimum	Payout Target	Payout Maximum
Revenue Growth	25%	60%	50%	100%	150%
Operating Profit	25%	90%	50%	100%	150%
Business Division or Function Results	50%	Division/ Function Specific	50%	100%	150%

Payout Formula

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